Exhibit 12.1 - Ratio of Earnings to Fixed Charges (unaudited)

			Nine Months Ended September 30, 2008		Years Ended December 31,
					2007		2006		2005		2004		2003
			(Dollars in thousands)
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported			$21,367		$55,798		$56,203		$45,668		$33,239		$22,153
Fixed charges			14,105		12,666		7,494		6,645		4,656		4,528

Earnings		(A)	$35,472		$68,464		$63,697		$52,313		$37,895		$26,681
Interest on short-term borrowings			$10,543		$6,988		$2,311		$2,090		$833		$1,609
Interest on long-term debt, including amortization of debt issuance costs			2,163		3,750		3,389		2,901		2,380		1,582
Portion of long-term leases representative of the interest factor (1)			1,399		1,928		1,794		1,654		1,443		1,337

Fixed Charges		(B)	$14,105		$12,666		$7,494		$6,645		$4,656		$4,528
Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A	)/(B)	2.51	x	5.41	x	8.50	x	7.87	x	8.14	x	5.89	x
INCLUDING INTEREST ON DEPOSITS:
Pre-tax income from continuing operations, as reported			$21,367		$55,798		$56,203		$45,668		$33,239		$22,153
Fixed charges			55,838		80,913		63,051		39,343		20,167		17,301

Earnings		(C)	$77,205		$136,711		$119,254		$85,011		$53,406		$39,454
Interest on short-term borrowings and deposits			$52,276		$75,235		$57,868		$34,788		$16,344		$14,382
Interest on long-term debt, including amortization of debt issuance costs			2,163		3,750		3,389		2,901		2,380		1,582
Portion of long-term leases representative of the interest factor (1)			1,399		1,928		1,794		1,654		1,443		1,337

Fixed Charges		(D)	$55,838		$80,913		$63,051		$39,343		$20,167		$17,301
Consolidated ratios of earnings to fixed charges, including interest on deposits	(C	)/(D)	1.38	x	1.69	x	1.89	x	2.16	x	2.65	x	2.28	x

(1)	The interest factor on long-term operating leases represents 1/3 of long-term expense as a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.